Exhibit 5.1

DRAFT – October 19, 2012

[VAN CAMPEN & PARTNERS N.V. LETTERHEAD]

Chicago Bridge & Iron Company N.V.

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

            , 2012

Ladies and Gentlemen:

We have acted as special counsel to Chicago Bridge & Iron Company N.V., a Netherlands corporation (the “Company”), with respect to certain matters of Netherlands law in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of those shares of common stock, par value EUR 0.01 per share, of the Company (“Common Stock”) to be issued by the Company pursuant to the Transaction Agreement, dated as of July 30, 2012, among the Company, Crystal Acquisition Subsidiary Inc. (“Merger Sub”) and The Shaw Group Inc. (“Shaw”) (the “Transaction Agreement”), as a result of the merger pursuant to the laws of Louisiana of Merger Sub with and into Shaw (the “Merger”).

We also have advised as to certain matters of Netherlands law in connection with the preparation of the Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion is an exhibit.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Joint Proxy Statement/Prospectus included as a part thereof; (ii) a copy of the executed Transaction Agreement, a conformed copy of which is filed as an Annex to the Joint Proxy Statement/Prospectus; (iii) the articles of association (statuten) of the Company (the “Company Articles”), and of the Company’s sole managing director Chicago Bridge & Iron Company B.V. (“CB&I B.V.”) (the “CB&I B.V. Articles”), in each case as deposited with the Trade Register of the Chamber of Commerce of Amsterdam (the “Trade Register”); (iv) customary telephone checks made on the date hereof with the Trade Register and the bankruptcy clerk’s office (faillissementsgriffie) of the court (rechtbank) of Amsterdam in relation to the Company and CB&I B.V.; (v) excerpts, dated October 18, 2012, of the registration of the Company and CB&I B.V. with the Trade Register (the “Excerpts”); (vi) the deeds of incorporation (aktes van oprichting) of the Company, dated November 22, 1996 (the “Company Deed of Incorporation”) and of CB&I B.V., dated March 12, 1997 (the “CB&I B.V. Deed of Incorporation”); (vii) minutes of a meeting of the general meeting of shareholders of the Company held on May 2, 2012, including the adoption of a resolution delegating to the Supervisory Board of the Company the power to issue shares of Common Stock for a period of five years ending on May 2, 2017 (the “Delegation Resolution”); (viii) minutes of a meeting

of the Supervisory Board of the Company held on July     , 2012, including the adoption of a resolution approving the transactions contemplated by the Transaction Agreement and the issuance of shares of Company Common Stock pursuant thereto (the “Supervisory Board Resolution”); (ix) a written resolution of the Management Board of the Company, dated July     2012, approving the transactions contemplated by the Transaction Agreement; and (x) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of Dutch law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) the Transaction Agreement has been duly executed and delivered by all parties thereto other than the Company; (vi) under all applicable laws, other than the laws of The Netherlands insofar as the Company is concerned: (a) the Transaction Agreement constitutes the valid, legal and binding obligations of each party thereto and (b) the choice of the laws of the States of Delaware and Louisiana as the law governing certain provisions of the Transaction Agreement is a valid and binding selection; (vii) under the laws of the State of Louisiana, at the effective time of the Merger (the “Effective Time”) all outstanding shares of common stock of Shaw will automatically by operation of law be converted into the right to receive the Merger Consideration as specified in the Transaction Agreement, including the Conversion Consideration (as such term is defined in the Transaction Agreement) payable by the Company pursuant to the Transaction Agreement; (viii) the Delegation Resolution was duly adopted at a general meeting of the shareholders of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (ix) the Supervisory Board Resolution was duly adopted at a meeting of the Supervisory Board of the Company, duly convened and held in accordance with all applicable provisions of Dutch law and the articles of association of the Company; (x) neither the Supervisory Board Resolution nor the Management Board Resolution has been or will be revoked, rescinded, nullified, declared null and void or amended or modified in any respect material to the rendering of this opinion; (xi) the certificates representing all shares of Common Stock to be issued in the Merger will be duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s articles of association and the Transaction Agreement; (xii) there will at the Effective Time be sufficient shares of Common Stock authorized under the Company’s articles of association and not otherwise issued or reserved for issuance to permit issuance of the shares of Common Stock to be issued pursuant to the Transaction Agreement; (xiii) the Company Articles and the CB&I B.V. Articles are the articles of association (statuten) of the Company or CB&I B.V., as the case may be, as presently in force, as in force at the respective dates of adoption of the Supervisory Board Resolution, the Management Board Resolution and the Delegation Resolution, as in force on the date of execution of the Transaction Agreement and (in the case of the Company Articles) as they will be in force at the Effective Time; (xiv) that the shares of Common Stock to be issued to the former shareholders of Shaw pursuant to the Transaction Agreement will not be offered to any person except in accordance with any provisions of the Dutch Financial Supervision Act (Wet financieel toezicht) permitting such shares to be offered without the preparation or filing of any prospectus with the Dutch Authority on Financial Markets (Stichting Autoriteit Financiële Markten) pursuant to the Dutch Financial Supervision Act; (xv) that the information set forth in the Excerpts is true and correct as of the date hereof, as of the respective dates of adoption of the Delegation Resolution, the Supervisory Board Resolution

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and the Management Board Resolution and as of the date of execution of the Transaction Agreement and will (insofar as the Excerpt relating to the Company is concerned) be true and correct as of the Effective Time in all respects material to the rendering of this opinion; (xvi) the due compliance of the issuance, offering and sale of the shares of Common Stock to be issued pursuant to the Transaction Agreement with all relevant legal requirements of all jurisdictions other than The Netherlands; and (xvii) that each of the Company Deed of Incorporation and the CB&I B.V. Deed of Incorporation is a notarial deed (authentieke akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Company or CB&I B.V., not appearing on the face of the relevant Deed of Incorporation, on the basis of which a court might dissolve the Company or CB&I B.V.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, subject to prior approval by the general meeting of shareholders of the Company of the transactions contemplated by the Transaction Agreement, as set forth in the Joint Proxy Statement/Prospectus, the shares of the Company Common Stock to be issued to the former shareholders of Shaw immediately following the Effective Time, as contemplated by Section 2.1(d) of the Transaction Agreement will, when such shares have been duly issued and delivered to the former shareholders of Shaw in accordance with the provisions of the Transaction Agreement, be validly issued, fully paid and non-assessable.

This opinion:

(a)	speaks as of the date stated above; and

(b)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We express no opinion on any laws other than the law of The Netherlands as it stands and has been interpreted in printed case law of the courts of The Netherlands as of the date of this opinion. In particular, without limiting the generality of the foregoing we express no opinion concerning whether or under what circumstances or with what result a court or arbitrator sitting outside The Netherlands would or might apply Dutch law.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Van Campen & Partners N.V.

By	By
Marc J.L. van Campen, Director	Maurits J. Tausk, Director

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